SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                October 19, 1994


                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)



          Delaware                       1-2979                41-0449260
(State or other jurisdiction          (Commission           (IRS Employer
     of incorporation)                File Number)         Identification No.)



            Norwest Center
          Sixth and Marquette
         Minneapolis, Minnesota                                     55479
(Address of principal executive offices)                          (Zip Code)



       Registrant's telephone number, including area code:  612-667-1234









ITEM 5.     Other Events.


                           RECENT OPERATING RESULTS


Norwest Corporation's ("Norwest") net income was $203.0 million for the quarter ended September 30, 1994, a 16.1% increase over the $174.8 million earned in the third quarter of 1993. Net income per common share was 62 cents, compared with 54 cents in the third quarter of 1993, an increase of 14.8%. Return on realized common equity was 21.1% and return on assets was 1.45% for the third quarter of 1994, compared with 20.4% and 1.35%, respectively, in the third quarter of 1993.

For the nine months ended September 30, 1994, net income was $595.5 million, or $1.82 per common share, an increase of 18.6% and 16.7%, respectively, over the $502.0 million or $1.56 per common share earned in the first nine months of 1993. Return on realized common equity was 21.4% and return on assets was 1.46% for the first nine months of 1994, compared with 20.3% and 1.35%, respectively, for the same period a year ago.

The 1993 results have been restated to include First United Bank Group, Inc. ("First United"), acquired on January 14, 1994, in a pooling of interests transaction.

Net interest income in the third quarter of 1994 was $721.8 million, compared with $625.7 million in the third quarter of 1993, an increase of 15.4%. The improvement from the third quarter of 1993 is primarily due to an 8.3% growth in average earning assets, and a 31 basis point increase in net interest margin. Net interest income increased 11.8% to $2,069.0 million for the first nine months of 1994, compared with the same period in 1993. The increase is attributable to a 9.6% higher level of average earning assets.

Norwest provided $41.6 million for credit losses in the third quarter of 1994, or 0.54% of average loans and leases. This compares with $23.3 million or 0.35% in the same period a year ago. Net credit losses totaled $44.0 million, compared with $31.1 million in the third quarter of 1993. As a percent of average loans and leases, net credit losses were 0.57% in the third quarter of 1994, compared with 0.46% in the same period a year ago.

For the nine months ended September 30, 1994, Norwest's provision amounted to $101.6 million, compared with $100.8 million for the same period of 1993. Net credit losses were $120.6 million and $114.5 million for the nine months ended September 30, 1994 and 1993, respectively. Net credit losses, as a percent of average loans and leases, were 0.54% in the first nine months of 1994, compared with 0.59% in the same period of 1993.

Non-performing assets, including non-accrual and restructured loans and leases and other real estate owned, totaled $174.8 million, or 0.56% of loans, leases and other real estate owned, at September 30, 1994. Non-performing assets were $269.0 million at December 31, 1993, and $341.9 million at September 30, 1993. The decrease from year-end 1993 was primarily due to reductions of

$67.4 million in non-accrual loans and $18.8 million in other real estate owned. The allowance for credit losses was $789.9 million at September 30, 1994, and represented 451.9% of non-performing assets and 2.54% of loans and leases.

Consolidated non-interest income of $379.4 million for the three months ended September 30, 1994 was essentially flat compared with the third quarter of 1993, largely due to net securities losses related to repositioning portions of the investment portfolio. Net investment securities losses of $51.9 million were recorded during the third quarter of 1994, providing an opportunity to reinvest at higher yields. For the first nine months of 1994, non-interest income was up $52.2 million to $1,200.4 million, an increase of 4.6% over 1993. This increase was primarily due to increased mortgage banking revenues, insurance fees and deposit service charges, partially offset by net losses on sales of investment securities.

Consolidated non-interest expenses in the third quarter of 1994 of $760.5 million represented an increase of 2.5% over the third quarter of 1993. For the nine months ended September 30, 1994, non-interest expenses were up $107.3 million to $2,288.6 million, an increase of 4.9% over 1993. The nine month increase in non-interest expenses largely reflects higher salaries and benefits costs in the Banking Group due to acquisitions and an increased number of stores at Norwest Financial Services, Inc. ("Norwest Financial").

Norwest's Banking Group reported earnings of $128.4 million in the third quarter of 1994, 17.9% above third quarter 1993 earnings of $108.9 million. For the first nine months of 1994, the Banking Group had net income of $392.5 million, a 25.8% increase compared with $312.0 million in 1993. Banking Group earnings in the first nine months of 1994 included a 15.7% growth in net interest income and a 16.9% decrease in the provision for credit losses, partially offset by a 8.0% decrease in non-interest income.

Mortgage banking operations earned $18.6 million in the current quarter, an increase of 47.4% from the $12.6 million earned in the third quarter of 1993. For the first nine months of 1994, mortgage banking operations had net income of $40.9 million, a decrease of 11.3% from the first nine months of 1993. Mortgage originations were $6.0 billion in the third quarter, a decrease of 37.1% from the same period last year. For the first nine months of 1994, mortgage originations were $19.9 billion, down 14.3% over the same period of 1993. Servicing increased $11.1 billion in the third quarter of 1994 and $24.8 billion from year-end 1993. Sales of servicing amounted to $3.4 billion and $6.5 billion, respectively, for the quarter and nine months ended September 30, 1994. The servicing portfolio totaled $70.5 billion and had a weighted average mortgage interest rate of 7.23% at September 30,1994.

Norwest Financial reported third quarter 1994 net income of $56.0 million, an increase of 5.1% from the third quarter of 1993. Norwest Financial's net income of $162.1 million for the first nine months of 1994 was up 12.7% from the first nine months of 1993. Norwest Financial's net interest income increased 13.3% as average finance receivables grew 13.9%. Net interest margin narrowed 12 basis points, reflecting higher funding costs.

At September 30, 1994, total assets were $56.6 billion, compared with $54.7 billion at December 31, 1993. Loans and leases, net of unearned discount, increased 8.0% from year-end 1993, and totaled $31.1 billion at September 30, 1994. The increase was mainly due to consumer lending including credit cards.

Total investment securities were $14.0 billion at September 30, 1994, compared with $12.7 billion at December 31, 1993, an increase of 9.9%. Deposits decreased from $36.0 billion at year-end 1993 to $34.8 billion at September 30, 1994, a decrease of 3.4%.

Consolidated stockholders' equity was $3.82 billion at September 30, 1994, compared with $3.76 billion at December 31, 1993. Tier 1 and total capital ratios were 9.96% and 12.34%, respectively, at September 30, 1994, compared with 9.71% and 12.39%, respectively, at December 31, 1993. The leverage ratio was 6.87% at September 30, 1994 and 6.46% at year-end 1993.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Norwest Corporation
                                          (Registrant)


Dated: November 1, 1994                   By: /s/ Michael A. Graf
                                          Michael A. Graf
                                          Senior Vice President and Controller
                                          (Principal Accounting Officer)